Exhibit A

CONFIDENTIAL

April 15, 2005

Liberation Investment Group, LLC

11766 Wilshire Blvd.

Los Angeles, CA 90025

Attention:	Emanuel R. Pearlman

Dear Emanuel:

This agreement (this “Agreement”) will provide Liberation Investment Group, LLC (the “Reviewing Party”) with the opportunity to review (the “Review”) information relating to Friedman’s Inc. (the “Company”), in connection with a possible refinancing transaction or equity investment in connection with a restructuring involving the Company. The Evaluation Materials (as defined below) are being provided to the Reviewing Party for the purpose of the Review. The following terms and conditions will apply to the disclosure of the Evaluation Materials.

1.	Disclosure of Evaluation Materials

The Reviewing Party agrees, as set forth below, except as required by Law (as defined below) as determined by the Reviewing Party, to treat confidentially all information that the Company furnishes to the Reviewing Party in connection with the Review, whether oral or written, and regardless of the manner in which furnished, together with analyses, compilations, studies or other documents prepared by the Reviewing Party, the Company or their respective directors, officers, agents, representatives (including attorneys, accountants, and financial advisors) or employees (collectively, “Representatives”) which contain or otherwise reflect such information (collectively, the “Evaluation Materials”).

The term “Evaluation Materials” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Reviewing Party, (ii) was or becomes available to the Reviewing Party on a non-confidential basis from a source other than the Company or its representatives, provided that to the Reviewing Party’s knowledge, such source is not prohibited from disclosing such information to the Reviewing Party by a contractual, legal or fiduciary obligation to the Company, or (iii) was developed by the Reviewing Party or its Representatives without the use of the Evaluation Materials.

As used in this letter agreement, “Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any governmental agency or regulatory body) or valid legal process.

Liberation Investment Group, LLC

January 14, 2005

2.	Use of Evaluation Materials

The Reviewing Party agrees not to use any of the Evaluation Materials for any purpose other than the exclusive purpose of the Review. The Reviewing Party agrees that the Evaluation Materials will be kept confidential, provided, however, that any of such information may be disclosed to those of the Reviewing Party’s Representatives who need to know such information for the purpose of the Review (it being understood that such Representatives shall be informed by the Reviewing Party of the confidential nature of such information and shall each be bound by a duty of confidentiality to the Reviewing Party).

3.	Non-Disclosure

The Reviewing Party agrees that, except as required by Law as determined by the Reviewing Party, without the prior written consent of the Company, the Reviewing Party and its Representatives will not disclose to any person or entity either the fact that Evaluation Materials have been provided to the Reviewing Party or that the Review is taking place, or any of the terms, conditions or other facts with respect thereto, including the status thereof.

4.	Compelled Disclosure

In the event that the Reviewing Party or any of its Representatives receives a request from any governmental, regulatory or self-regulatory agency or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, the Reviewing Party agrees, to the extent permitted by applicable law, rule of regulation and practicable under the circumstances, to (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request, and (iii) assist the Company in seeking a protective order or other appropriate remedy at the Company’s sole cost and expense. Notwithstanding any other provision hereof, in the event that such protective order or other remedy is not obtained, the Company waives compliance with the provisions hereof or the Reviewing Party was not able or permitted to notify the Company of the request, the Reviewing Party may disclose to any requesting person or tribunal only that portion of the Evaluation Materials which the Reviewing Party believes in good faith is required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such.

5.	Destruction of Documents

Upon the Company’s written request, the Reviewing Party shall promptly return to the Company or destroy, and certify in writing to the Company the destruction of, all written Evaluation Materials furnished to the Reviewing Party by the Company and will not retain any copies, extracts, or other reproductions in whole or in part of such written materials, except to the extent that the Reviewing Party is advised in writing by outside counsel that such destruction of Evaluation Materials is prohibited by applicable law, rule or regulation. Any Evaluation Materials which are not returned or destroyed, and any oral Evaluation Materials, will continue to be subject to the terms of this Agreement.

6.	Certain Restrictions

You hereby acknowledge that you are aware (and that your representatives who have been apprised of this matter have been, or upon becoming so apprised will be, advised) of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you hereby agree that while you are in possession of material nonpublic information with respect to the Company, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

Liberation Investment Group, LLC

January 14, 2005

7.	Termination

Unless otherwise provided, all obligations under this Agreement shall terminate upon the first anniversary of the date of this Agreement.

8.	No Representation and Warranty; No Obligation

The Reviewing Party acknowledges that the Company does not make any representation or warranty, express or implied, with respect to the accuracy or completeness of the Evaluation Materials. Any such representation and warranty will only be set forth in a definitive agreement between the Reviewing Party and the Company. Unless and until such as agreement has been executed and delivered by both the Company and the Reviewing Party, neither party shall have any obligation to the other by virtue of this Agreement, except for those express obligations set forth herein.

9.	Governing Law/Jurisdiction and Venue

This Agreement shall be governed and construed in accordance with the laws of State of New York without giving regard to conflicts of law principles. Each party hereto consents specifically to the exclusive jurisdiction of the federal courts of the United States sitting in the Southern District of New York, or if such federal court declines to exercise jurisdiction over any action filed pursuant to this Agreement, the courts of the State of New York sitting in the County of New York, and any court to which an appeal may be taken in connection with any action filed pursuant to this Agreement, for the purposes of all legal proceedings arising out of or relating to this Agreement and the parties agree not to commence any action, suit or proceeding relating hereto except in such courts. In connection with the foregoing consent, each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the court’s exercise of personal jurisdiction over each party to this Agreement or the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party further irrevocably waives its right to a trial by jury and consents that service of process may be effected in any manner permitted under the laws of the State of New York. This instrument is executed in duplicate originals, any one of which, when executed by duly authorized representatives of both parties hereto, shall constitute an original instrument.

[Signature Page Follows]

Liberation Investment Group, LLC

January 14, 2005

If the Reviewing Party is in agreement with the foregoing, please execute two originals in the space provided below for your signature and return one original to the undersigned.

Very truly yours,

JEFFERIES & COMPANY, INC.

By:	/s/ William W. Derrough
	Name:	William W. Derrough
	Title:	Managing Director

ACCEPTED AND AGREED TO THIS 15th DAY OF APRIL 2005

LIBERATION INVESTMENT GROUP, LLC

By:	/s/ Emanuel Pearlman
	Name:	Emanuel Pearlman
	Title:	CEO

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